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As filed with the Securities and Exchange Commission on June 13, 2003

Registration Number 333-65728

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THE ST. PAUL COMPANIES, INC.
(Exact name of registrant as specified in its charter)

Minnesota	41-0518860
(State of incorporation)	(I.R.S. Employer Identification Number)

385 Washington Street
St. Paul, Minnesota 55102
(651) 310-7911
(Address of principal executive offices)

THE ST. PAUL COMPANIES, INC.
SAVINGS PLUS PLAN
AND
THE ST. PAUL COMPANIES, INC.
STOCK OWNERSHIP PLAN
(Full title of the plans)

Bruce A. Backberg, Esq.
Senior Vice President and Corporate Secretary
The St. Paul Companies, Inc.
385 Washington Street
St. Paul, MN 55102
(651) 310-7911
(Name, address and telephone number of agent for service)

EXPLANATORY NOTE

        Under a Registration Statement on Form S-8, Registration No. 333-65728 (the "Original Registration Statement"), The St. Paul Companies, Inc. (the "Company") registered 2,500,000 shares of the Company's Common Stock, without par value, and an indeterminate number of additional shares as may be issuable as a result of a stock split, stock dividend or similar adjustment of the outstanding shares of Common Stock of the Company. In addition, the Original Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to The St. Paul Companies, Inc. Savings Plus Plan (the "Savings Plus Plan") referenced therein.

        Effective March 28, 2002, the shares of Common Stock registered under the Original Registration Statement were transferred to The St. Paul Companies, Inc. Stock Ownership Plan (the "Stock Ownership Plan"). Following such date, any investment in the Company's Common Stock through the Savings Plus Plan is effected by means of a transfer of the investment amount into the Stock Ownership Plan.

        As a result of this transfer, this Post-Effective Amendment No. 1 to Form S-8 Registration Statement is being filed solely to carry forward the shares registered under the Original Registration Statement to the Stock Ownership Plan and, to the extent the participants' interests in the Savings Plus Plan are exchanged for interests in the Stock Ownership Plan pursuant to the terms of the plans, the plan interests under the Original Registration Statement are carried forward to the Stock Ownership Plan. The $25,687.50 registration fee previously paid by the Company to register the 2,500,000 shares of the Company's Common Stock under the Original Registration Statement will be carried forward and applied to the registration of such shares under the Stock Ownership Plan.

Item 8.    Exhibits

        The following is a complete list of Exhibits filed or incorporated by reference as part of this Registration Statement:

Exhibit	Description
4.1	Restated Articles of Incorporation of the Company (incorporated herein by reference to Exhibit 3(a) of the Company's Annual Report on Form 10-K for the year ended December 31, 1998).
4.2	Bylaws of the Company (incorporated herein by reference to Exhibit 3(b) of the Company's Annual Report on Form 10-K for the year ended December 31, 2000).
5.1	Opinion and consent of Bruce A. Backberg, Esq.*

Pursuant to Item 8(b) of Form S-8, the Company has submitted the Savings Plus Plan and Stock Ownership Plan, each as amended, to the Internal Revenue Service ("IRS") for a determination letter that the amended plans are qualified under Section 401 of the Internal Revenue Code of 1986 and will make all changes required by the IRS in order to qualify the plans.
23.1	Consent of Bruce A. Backberg, Esq. (included in Exhibit 5.1).
23.2	Consent of KPMG LLP.*
24.1	Powers of Attorney.*

*
Previously filed with the Original Registration Statement.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, State of Minnesota, on June 13, 2003.

THE ST. PAUL COMPANIES, INC.
By:	/s/ Bruce A. Backberg
Name:	Bruce A. Backberg
Title:	Senior Vice President and Corporate Secretary

        Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form S-8 Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date: June 13, 2003	/s/ Jay S. Fishman Jay S. Fishman, Director, Chairman, Chief Executive Officer and President
Date: June 13, 2003	/s/ Thomas A. Bradley Thomas A. Bradley, Executive Vice President and Chief Financial Officer
Date: June 13, 2003	/s/ John C. Treacy John C. Treacy, Vice President and Corporate Controller (principal accounting officer)
Date: June 13, 2003	/s/ Carolyn H. Byrd Carolyn H. Byrd*, Director
Date: June 13, 2003	/s/ John H. Dasburg John H. Dasburg*, Director
Date: June 13, 2003	/s/ Janet M. Dolan Janet M. Dolan*, Director
Date: June 13, 2003	/s/ Kenneth M. Duberstein Kenneth M. Duberstein*, Director
Date: June 13, 2003	/s/ Thomas R. Hodgson Thomas R. Hodgson*, Director
Date: June 13, 2003	/s/ William H. Kling William H. Kling*, Director
Date: June 13, 2003	/s/ Glen D. Nelson, M.D. Glen D. Nelson, M.D.*, Director
Date: June 13, 2003	/s/ Gordon M. Sprenger Gordon M. Sprenger*, Director

Date: June 13, 2003	*By:	/s/ Bruce A. Backberg Bruce A. Backberg, Attorney-in-fact

The directors named above represent a majority of the Board of Directors.

The Plans. Pursuant to the requirements of the Securities Act of 1933, the Administrator of the Savings Plus Plan and the Administrator of the Stock Ownership Plan have caused this Post-Effective Amendment No. 1 Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on June 13, 2003.

THE ST. PAUL COMPANIES, INC. SAVINGS PLUS PLAN
By:	/s/ John P. Clifford, Jr.
Name:	John P. Clifford, Jr.
Title:	Senior Vice President, Human Resources
Member of the Administrative Committee for The St. Paul Companies, Inc. Savings Plus Plan
THE ST. PAUL COMPANIES, INC. STOCK OWNERSHIP PLAN
By:	/s/ John P. Clifford, Jr.
Name:	John P. Clifford, Jr.
Title:	Senior Vice President, Human Resources
Member of the Administrative Committee for The St. Paul Companies, Inc. Stock Ownership Plan

EXHIBIT INDEX

Exhibit	Description	Method of Filing
4.1	Restated Articles of Incorporation of the Company	IBR
4.2	Bylaws of the Company	IBR
5.1	Opinion and consent of Bruce A. Backberg, Esq.	IBR
23.1	Consent of Bruce A. Backberg, Esq. (included in Exhibit 5.1).
23.2	Consent of KPMG LLP	IBR
24	Powers of Attorney	IBR

Legend: IBR = Incorporated by Reference

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EXPLANATORY NOTE
  Item 8. Exhibits
SIGNATURES
EXHIBIT INDEX